Exhibit 10.1
CENTERPOINT ENERGY
BENEFIT RESTORATION PLAN
(Effective as of January 1, 2008)

CENTERPOINT ENERGY
BENEFIT RESTORATION PLAN
(Effective as of January 1, 2008)
* * * * * * * *
RECITALS:
     WHEREAS, CenterPoint Energy, Inc. (the “Company”) maintains the CenterPoint Energy, Inc. Benefit Restoration Plan, effective as of July 1, 1991, and as thereafter amended (the “1991 Plan”), for the benefit of its eligible employees; and
     WHEREAS, in response to the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective as of January 1, 2005, the Company in operation separated all 1991 Plan benefits earned and vested as of December 31, 2004 (“Grandfathered Benefits”) from all 1991 Plan benefits earned or vested after December 31, 2004 (“409A Benefits”); and
     WHEREAS, the Company desires to bifurcate the 1991 Plan such that (1) the Grandfathered Benefits, along with all earnings attributable thereto, shall be maintained under and paid from a separate, frozen plan that is intended to be a “grandfathered” plan exempt from Code Section 409A, which is the 1991 Plan, renamed the CenterPoint Energy, Inc. 1991 Benefit Restoration Plan, and (2) the 409A Benefits, along with all earnings attributable thereto, shall be maintained under and paid from a newly established and separate plan that is intended to comply with the requirements of Code Section 409A, effective as of January 1, 2008;
     NOW, THEREFORE, the Company hereby establishes this new plan to maintain and provide the 409A Benefits in the form of the CenterPoint Energy Benefit Restoration Plan, as herein set forth, effective as of January 1, 2008, as follows:

     1. Purpose of the Plan. The principal purpose of the CenterPoint Energy Benefit Restoration Plan (the “Plan”) is to provide employees of CenterPoint Energy, Inc. whose retirement benefits under the CenterPoint Energy, Inc. Retirement Plan are reduced, curtailed or otherwise limited as a result of the limitations imposed by Section 401(a)(17) and Section 415. The terms of the Plan are applicable only to employees of the Company or its Adopting Subsidiaries if the Section 401(a)(17) or Section 415 limitations affects such individuals’ retirement benefits accrued under the Retirement Plan for post-2004 Plan Years or pre-2005 benefits that were not vested as of December 31, 2004, and thus subject to Code Section 409A. In addition, the Plan provides certain employees of the Company with Supplemental Retirement Benefits.
     2. Definitions. Except as otherwise provided below or as otherwise indicated in the Plan, the capitalized terms used in the Plan shall have the meaning ascribed to them under the Retirement Plan. For purposes of this Plan, the following definitions shall be applicable:
     (a) “1991 Plan” shall mean the CenterPoint Energy, Inc. 1991 Benefit Restoration Plan, effective as of July 1, 1991, and thereafter amended, as in effect on January 1, 2005, which plan is intended to be a “grandfathered plan” for purposes of Code Section 409A. Only benefits earned and vested as of December 31, 2004 (and the earnings thereon) shall be provided under the 1991 Plan.
     (b) “Adopting Subsidiary” shall mean a Subsidiary that has adopted the Plan with the approval of the Board of Directors in order to provide benefits under the Plan for its eligible Employees.
     (c) “Annuity” shall mean any form of benefit under the Retirement Plan that meets the requirements of life annuities under Treasury Regulation Section 1.409A-2(b)(2)(ii) (or successor regulation).
     (d) “Board of Directors” shall mean the Board of Directors of the Company.
     (e) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (f) “Committee” shall mean the Benefits Committee of the Company or such other committee designated by the Board of Directors.
     (g) “Company” shall mean CenterPoint Energy, Inc., and any successor thereto.
     (h) “Deferred Compensation Plan” shall mean, collectively, the CenterPoint Energy 2005 Deferred Compensation Plan, the CenterPoint Energy, Inc. 1989 Deferred Compensation Plan and the CenterPoint Energy, Inc. 1985 Deferred Compensation Plan, or any successor plan thereto.
     (i) “Early Retirement Subsidy” shall mean a subsidized retirement benefit under the Retirement Plan if such benefit is taken in the form of an Annuity and the Participant’s Separation from Service occurs (i) prior to Normal Retirement Date but (ii) after (1) attaining age 55 with at least 30 years of Vesting Service, if a Prior Plan

Participant; (2) attaining age 55, if a Minnegasco Member; or (3) attaining age 55 with at least 10 years of Vesting Service, if a NorAm Member. Participants hired by the Company or an Adopting Subsidiary on or after January 1, 1999 are not eligible for an Early Retirement Subsidy.
     (j) “Employee” shall mean any person who is employed on a salary basis by the Company or an Adopting Subsidiary.
     (k) “Participant” shall mean any Employee who is entitled to a Restoration Benefit under the provisions of Paragraph 3 of the Plan.
     (l) “Plan” shall mean the CenterPoint Energy Benefit Restoration Plan, effective as of January 1, 2008, and as thereafter amended from time to time
     (m) “Plan Benefit” shall mean (1) a Restoration Benefit in the case of a Participant who is not a Supplemental Participant; and (2) a Supplemental Retirement Benefit in the case of a Supplemental Participant.
     (n) “Plan Year” shall mean a calendar year (that is the 12-month period commencing on January 1st and ending on December 31st).
     (o) “Restoration Benefit” shall have the meaning ascribed to such term in Paragraph 4 of the Plan.
     (p) “Retirement Plan” shall mean the CenterPoint Energy, Inc. Retirement Plan, as amended and restated effective January 1, 1999, and as thereafter amended from time to time.
     (q) “Section 401(a)(17)” shall mean Code Section 401(a)(17), as adjusted for cost of living increases.
     (r) “Section 415” shall mean Code Section 415, as adjusted for cost of living increases.
     (s) “Separation from Service” shall mean an Employee’s termination of employment from the Company or an Adopting Employer that is a “separation from service” within the meaning of Code Section 409A.
     (t) “STI Plan” shall mean the CenterPoint Energy, Inc. Short-Tem Incentive Plan, or any successor plan thereto.
     (u) “Subsidiary” shall mean a company 50 percent or more of whose voting stock is owned (directly or through another Subsidiary) by the Company and which is an “Employer” under the Retirement Plan (as such term is defined in the Retirement Plan).
     (v) “Supplemental Participant” shall mean Johnny Len Blau, James S. Brian, Ricky Lee Campbell, Raymond Ehmer, John C. Houston, Marc Kilbride, David M.

McClanahan, Joseph B. McGoldrick, Sharon Michael Owens, Rufus S. Scott and Tom Standish.
     (w) “Supplemental Retirement Benefit” shall have the meaning ascribed to such term in Paragraph 5 of the Plan.
     (x) “Supplemental Retirement Benefit Compensation” shall mean “Compensation” as defined in the Retirement Plan as if amended to include (i) any amounts deferred under the Deferred Compensation Plan at the time of deferral and (ii) any annual awards earned by the Supplemental Participant under the STI Plan in the December of the calendar year for which the award was earned. For purposes of clause (ii) above, if the Supplemental Participant is awarded an annual STI Plan award after his Separation from Service (“subsequent award”), such subsequent award shall be considered as Supplemental Retirement Benefit Compensation in the December immediately preceding his Separation from Service (in lieu of such prior December’s actual award amount) if and only if the subsequent award amount (x) is greater than the actual annual STI Plan award earned for the year preceding the Participant’s Separation from Service and (y) results in a greater benefit payable to the Supplemental Participant under this Plan.
     (y) “Transition Participant” shall mean a Participant who had a Separation from Service on or after January 1, 2005, but prior to November 2, 2007, and who has not taken a distribution of his Plan Benefit as of November 1, 2007.
     3. Participants. An Employee shall be eligible for a Plan Benefit under the Plan if his retirement benefits accrued and vested under the Retirement Plan in any Plan Year beginning after December 31, 2004, are reduced, curtailed or otherwise limited as a result of the limitations imposed by Section 415 and/or Section 401(a)(17).
     4. Restoration Benefit. Upon a Separation from Service of a Participant who is not a Supplemental Participant, the Company will calculate a “Restoration Benefit” for such Participant equal to the result of the following formula (with each such variable as calculated under the appropriate form of payment determined in Paragraph 6 below):
Restoration Benefit = (A - B) - C
where:
“A”	is equal to the amount of the vested retirement benefit or death benefit, as the case may be, which would have been payable under the Retirement Plan, but for the limitations imposed by Section 415 and/or Section 401(a)(17), as of the Participant’s Separation from Service date;

“B”	is equal to the amount of the vested retirement benefit or death benefit that would be payable under the terms of the Retirement Plan if the benefit was paid or commenced on the Participant’s Separation from Service date; and

“C”	is equal to the Participant’s “Restoration Benefit” under the 1991 Plan (as determined below), if applicable.
The Restoration Benefit shall be determined based on the terms of the Retirement Plan, including, but not limited to, the interest and mortality factors and vesting requirements thereunder, as in effect on the first day of the month immediately following the date of the Participant’s date of Separation from Service; provided, however, that for a Transition Participant the interest and mortality factors shall be those in effect in calendar year 2008. The Restoration Benefit shall be determined without regard to Code Section 436. In no event shall the Restoration Benefit under this Paragraph 4 be less than zero.
     If the Participant has a “Restoration Benefit” under the 1991 Plan as of his Separation from Service, the portion of his Restoration Benefit to be paid under the Plan and the 1991 Plan shall be determined in accordance with the provisions under Treasury Regulation Section 1.409A-6(a)(3)(i) (or successor regulation) and any additional guidance issued by the Internal Revenue Service related thereto.
     Notwithstanding the foregoing or any provision of the Plan to the contrary, the vested portion of the retirement benefit accrued under the Retirement Plan for Plan Years beginning prior to January 1, 2005, that are reduced, curtailed or otherwise limited as a result of the limitations imposed by Section 415 and/or Section 401(a)(17) for Participants who were hired by the Company or an Adopting Subsidiary after December 31, 1998, and would otherwise be eligible to be paid as a “Restoration Benefit” under the 1991 Plan, shall be “ungrandfathered” for purposes of Code Section 409A and such benefit shall be paid under this Plan as part of such Participants’ Restoration Benefit (and “C” in the above formula shall be equal to zero for these Participants).
     5. Supplemental Retirement Benefit. Upon a Separation from Service of a Supplemental Participant, the Company will calculate a benefit (“Supplemental Retirement Benefit”) for such Supplemental Participant equal to the result of the following formula (with each such variable as calculated under the appropriate form of payment determined in Paragraph 6 below):
Supplemental Retirement Benefit = (A - B) - C
where:
“A”	is equal to the amount of the vested retirement benefit or death benefit, as the case may be, which would have been payable under the Retirement Plan, determined based on Supplemental Retirement Benefit Compensation in lieu of Compensation under the Retirement Plan, but for the limitations imposed by Section 415 and/or Section 401(a)(17), as of his Separation from Service date;

“B”	is equal to the amount of the vested retirement benefit or death benefit that would be payable under the terms of the Retirement Plan if the benefit was paid or commenced on the Supplemental Participant’s Separation from Service date; and

“C”	is equal to the Supplemental Participant’s Supplemental Retirement Benefit under the 1991 Plan (as determined below), if applicable.
The Supplemental Retirement Benefit shall be determined based on the terms of the Retirement Plan, including, but not limited to, the interest and mortality factors and vesting requirements thereunder, but using Supplemental Retirement Benefit Compensation in lieu of Compensation under the Retirement Plan, as of the first day of the month immediately following the date of the Participant’s date of Separation from Service; provided, however, that for a Transition Participant the interest and mortality factors shall be those in effect in calendar year 2008. The Supplemental Retirement Benefit shall be determined without regard to Code Section 436. A Supplemental Retirement Benefit shall be paid in the same form as the Supplemental Participant’s Restoration Benefit. In no event shall the Supplemental Retirement Benefit under this Paragraph 5 be less than zero.
     If the Supplemental Participant has a “Supplemental Retirement Benefit” under the 1991 Plan, the portion of his Supplemental Retirement Benefit to be paid under the Plan and the 1991 Plan shall be determined in accordance with the provisions under Treasury Regulation Section 1.409A-6(a)(3)(i) (or successor regulation) and any additional guidance issued by the Internal Revenue Service related thereto.
     6. Form of Payment of Plan Benefit. A Participant’s Plan Benefit shall be paid in the form of either a lump sum or an Annuity, as follows:
     (a) Election of Form of Payment. The Plan Benefit of a Participant who (i) is an Employee during the period commencing on January 1, 2005, and ending on November 1, 2007, and (ii) timely filed an irrevocable election pursuant to IRS Notices 2006-79 and 2007-86 with the Committee (or its delegate) prior to December 31, 2007, or such earlier date prescribed by the Committee (“Election Form”), shall be paid in the form of a lump sum or an Annuity as elected on the Election Form.
     (b) Form of Payment. The Plan Benefit of a Participant who (i) became a Participant in the Plan prior to January 1, 2008, (ii) did not timely complete and file an Election Form pursuant to Paragraph 6(a) above, and (iii) had a Separation from Service on or after November 2, 2007, shall be paid in the following form, as applicable:
(1)	If eligible for the Early Retirement Subsidy as of the date of the Participant’s Separation from Service, his Plan Benefit shall be paid in the form of an Annuity; and

(2)	If not eligible for the Early Retirement Subsidy as of the date of the Participant’s Separation from Service, his Plan Benefit shall be paid in the form of a lump sum.
The Plan Benefit of an Employee who (i) is a Transition Participant or (ii) becomes a Participant in the Plan on or after January 1, 2008, shall be paid in the form of a lump sum.

     (c) Annuity Forms. If a Participant’s Plan Benefit will be paid in an Annuity, no later than 60 days after the date of the Participant’s Separation from Service, the Participant may choose the form of Annuity from among the forms of Annuities offered under the Retirement Plan as of the date of the Participant’s Separation from Service. Such election shall be made pursuant to a written election in the form approved by the Committee, and timely filed with the Committee (or its delegate), and shall be irrevocable. If a Participant fails to timely elect the form of Annuity, then his Plan Benefit shall be paid in the normal form of benefit under the Retirement Plan (e.g., (i) an annuity for the life of the Participant with a survivor annuity payable for the life of the Participant’s Spouse, which is 50% of the amount of the annuity payable during the joint lives of the Participant and his Spouse or (ii) a Single Life Annuity, as applicable, under the terms of the Retirement Plan).
     7. Payment of Plan Benefit.
     (a) General Rule. A Participant’s Plan Benefit shall be paid, if in a lump sum, or commence, if an Annuity, on the 60th day after his date of Separation from Service, except as provided in Paragraph 7(b) and 7(c) below.
     (b) Transition Period Separation from Service. The Plan Benefit of a Transition Participant shall be paid in calendar year 2008.
     (c) Code Section 409A 6-Month Delay. Notwithstanding any provision to the contrary in the Plan, if as of the date of the Participant’s Separation from Service (other than by reason of death) the Participant is a “Specified Employee” (within the meaning of that term under Code Section 409A(a)(2)(B)), then the payment of the Participant’s Plan Benefit shall not be paid or commence until the later of (i) the date provided under Paragraph 7(a) or Paragraph 7(b), as applicable, or (ii) the earlier of (A) the second day following the expiration of the 6-month period measured from the date of the Participant’s Separation from Service, or (B) the date of the Participant’s death. In the event a Plan Benefit payment is delayed under this Paragraph 7(c), the Company shall pay to the Participant, as of the date it pays the delayed payment, interest on the delayed amount at the semi-annual, short-term applicable federal rate provided under Code Section 1274(d) as of the Participant’s Separation from Service date, based on the number of days the payment was delayed.
          8. Contractual Obligation of Company. The benefits described in this Plan are contractual obligations of the Company to pay compensation for services, and shall constitute a liability to the Participants and/or their beneficiaries in accordance with the terms hereof. The payment of such benefits shall be made from the general funds of the Company. No special or separate fund need be established and no segregation of assets need be made to assure the payment of such benefits. No Participant shall have any interest in any particular asset of the Company by virtue of his rights under this Plan. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

          9. Tax Withholding. The Company may withhold from a payment any federal, state, or local employment and income taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment. Such withholding may be made by acceleration of the payment of the Plan Benefit, as permitted under Treasury Regulation Section 1.409A-3(j)(4)(vi) (or successor regulation).
          10. Administration. The Plan shall be administered, construed and interpreted by the Committee. The determinations by the Committee of the individuals who are eligible to be Participants in the Plan, the selection of Participants from eligible Employees, the amounts of their benefits under the Plan, and the determinations of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons. The Committee may delegate its administrative duties to appropriate employees of the Company and/or third parties. No member of the Committee shall be liable for any act done or determination made in good faith.
          11. Plan Expenses. All expenses of administering the Plan shall be borne by the Company.
          12. Indemnification and Exculpation. The members of the Committee, its agents, and officers, directors, and employees of the Company and its Affiliates shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.
          13. Claims and Review Procedures.
     (a) Claims Procedure. If any person believes he is entitled to any rights or benefits under the Plan, such person may file a claim in writing with the Committee. If any such claim is wholly or partially denied, the Committee will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review, the time limits applicable to such procedures, and a statement of the person’s rights following an adverse benefit determination on review, including a statement of his right to file a lawsuit under the Employee Retirement Income Security Act (“ERISA”) if the claim is denied on appeal. Such notification will be given within 90 days after the claim is received by the Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period).

     (b) Claim Review Procedure. Within 60 days after the date on which a person receives a notice of denial, such person or his duly authorized representative (“Applicant”) may (i) file a written request with the Committee for a review of his denied claim; (ii) review pertinent documents; and (iii) submit issues and comments in writing. The Committee shall render a decision no later than the date of its regularly scheduled meeting next following receipt of a request for review, except that a decision may be rendered no later than the second such meeting if the request is received within 30 days of the first meeting. The Applicant may request a formal hearing before the Committee which the Committee may grant in its discretion. Notwithstanding the foregoing, under special circumstances that require an extension of time for rendering a decision (including, but not limited to, the need to hold a hearing), the decision may be rendered not later than the date of the third regularly scheduled Committee meeting following the receipt of the request for review. If such an extension is required, the Applicant will be advised in writing before the extension begins. If the claim is denied in whole or part, such notice, which shall be in a manner calculated to be understood by the person receiving such notice, shall include (i) the specific reasons for the decision, (ii) the specific references to the pertinent Plan provisions on which the decision is based, (iii) that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (iv) a statement of the Applicant’s right to file a lawsuit under ERISA. Benefits under this Plan will only be paid if the Committee decides, in its discretion, that an Applicant is entitled to them.
     (c) Exhaustion of Administrative Remedies. The decision of the Committee on review of the claim denial shall be binding on all parties when the Applicant has exhausted the claims procedure under this Section. Moreover, no action at law or in equity shall be brought to recover benefits under this Plan prior to the date the Applicant has exhausted the administrative remedies under this Section.
          14. Non-Alienation of Benefits and Domestic Relation Orders. Except by mutual agreement between the Company and the Participant, any benefit which shall be payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt at such shall be void, and any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements, or torts of the person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding any provision of the Plan to the contrary, the Plan Benefit may be paid in a lump sum or Annuity to an alternate payee as required under a domestic relations order (as defined in Code Section 414(p)(1)(B)) that is approved by the Committee, consistent with the requirements of Code Section 409A.
          15. No Employment Rights. Participation in the Plan shall not give an Employee any right to continued employment by the Company and its Subsidiaries or affiliates. The right to terminate employment of any Employee, with or without cause, is specifically reserved by the Company and its Subsidiaries and affiliates.
          16. Merger, Consolidation, or Acquisition. In the event of a merger, consolidation, or acquisition where the Company is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on the Plan, this Plan shall terminate with respect to the Company, and no additional benefits shall accrue for the Participants of the Plan. Unpaid benefits shall continue to be paid as scheduled unless the successor or acquiring corporation elects to accelerate payment in a manner that complies with the requirements of Code Section 409A.
          17. Code Section 409A. It is intended that the provisions of this Plan satisfy the requirements of Code Section 409A and that the Plan be operated in a manner consistent with such requirements to the extent applicable.
          18. Amendment or Termination of the Plan. The Board of Directors may terminate this Plan at any time and may amend or modify this Plan from time to time in any respect. No such termination or amendment or modification of the Plan by the Board of Directors shall divest a Participant of any benefit which had previously accrued to him or which had previously become payable to him under this Plan unless the Participant agrees in writing to such divestment.
          19. Severability. In the event any provision of the Plan shall be held invalid, illegal or unenforceable for any reason by a court of competent jurisdiction, such illegal, invalid or unenforceable provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been inserted, and the Board of Directors shall have the privilege and opportunity to correct and remedy such questions of such illegal, invalid or unenforceable provision by amendment as provided in the Plan.
          20. Gender and Number. Except when otherwise indicated by the context, any masculine terminology used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.
          21. Applicable Law. This Plan shall be construed, administered and governed in all respects in accordance with ERISA and other applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Texas.
[Signature Page to Follow]

          IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, each of which shall be deemed an original, but all of which shall constitute the same instrument, this 22nd day of December, 2008, but effective as of January 1, 2008.

CENTERPOINT ENERGY, INC.

By	/s/ David M. McClanahan David M. McClanahan
President and Chief Executive Officer
ATTEST:
/s/ Richard Dauphin
Richard Dauphin
Assistant Corporate Secretary